Exhibit 10.2

April 13, 2016

XXX

TRAC Intermodal

750 College Road East

Princeton, NJ 08540

Re:  Restricted Stock Buyback Program

Dear XXX:

I am pleased to advise you that TRAC Intermodal (“TRAC”) has instituted a stock buyback program (the “Program”) for employees with vested shares of SCT Chassis Inc. (“SCT”) that were issued pursuant to the Management Shareholder Agreements executed  prior to January 1, 2016 (the “Eligible Shares”). As a participant in this Program, you can elect on an annual basis to sell up to 25% of the Eligible Shares that you hold.

The price for each Eligible Share to be sold under the Program will equal the fair market value of a share of SCT as determined each year in good faith by SCT’s board of directors as of a reasonable time prior to each sale election period. For Eligible Shares that you elect to sell this year, the purchase price is $11.21 per share, which price takes into account the distribution that was made to SCT shareholders on January 14, 2016.

To the extent you elect to sell Eligible Shares this year, you must advise the Finance Group (Chris Annese) via email, with a copy to the Legal Group (Gregg Carpene) and me by May 13, 2016  of such election and include the total number of Eligible Shares you elect to sell. By emailing your acceptance of the terms set forth in this letter, TRAC and/or an affiliate designated by TRAC (collectively the “Company”) will take all actions required to transfer the applicable Eligible Shares. Based on the current stock registry of SCT, you currently own XX Eligible Shares and therefore, this year, you may sell up to XX Eligible Shares under the Program.

For each of 2017, 2018 and 2019, the Company will provide you with a notice of the applicable purchase price and the deadline for the election to sell Eligible Shares, together with an Information Package (as described below). We anticipate that the deadline for such elections will be on or about April 30 each year, subject to the availability of appropriate Company information. You must be an employee in good standing of the Company on the date of the applicable sale to participate in the Program. The Program will expire on the date that the Company completes all required purchases of Eligible Shares in 2019.

By electing to sell Eligible Shares, you agree, acknowledge and/or represent that:

(i)             (A) with respect to 2016, you have received and/or have access to TRAC Intermodal LLC’s Annual Report on Form 10-K for the year ended December 31, 2015, TRAC’s monthly business review materials and TRAC’s weekly chassis dashboard materials (the

“Information Package”) and (B) with respect to 2017, 2018 and/or 2019, as applicable, you have received and/or have access to the applicable Information Package (except that if TRAC Intermodal LLC is not required to file a Form 10-K, the Information Package will instead include the audited financial statements of TRAC or of an appropriate parent company), and as a result of the above, you possess the information necessary to determine whether a sale of your Eligible Shares is in your best interest;

(ii)                (A) you have the right, power and authority to sell, assign and transfer the applicable Eligible Shares to the Company and (B) you are the record and legal owner of the applicable Eligible Shares, free and clear of any encumbrance;

(iii)             neither the Company nor its directors, officers, employees or representatives is acting as your fiduciary or financial or investment advisor, or has provided you with any recommendation regarding whether to participate in the Program (and you have been given the opportunity to consult with your financial, legal and tax advisors), and you hereby agree not to bring any claims against the Company or its affiliates with respect to any purported advice as to whether to sell Eligible Shares in the Program; and

(iv)            the value of the Eligible Shares and/or the valuation of SCT, including as a result of any strategic transactions that SCT or its affiliates may from time to time consider, may increase after the date hereof (or following receipt of notice in future years) and you will not realize any dividends on, or appreciation with respect to, Eligible Shares sold in the Program.

We also recommend that you consult with your tax advisor before making any decisions in connection with the sale of Eligible Shares, as you will be responsible for your own tax liability arising from the Program.

I am very pleased to make this Program available to you as it provides you with an opportunity to realize immediate liquidity from the value you have helped create at TRAC. I want to again thank you for all of your hard work and efforts and I look forward to continuing to work with you to build on the success we have achieved over the past several years.

Best regards,

TRAC INTERMODAL

By:
Name:	Keith Lovetro
Title:	Chief Executive Officer